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CONTACT:
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Libby Ivy, Executive Director,  Investor Relations & Corporate Communications,
(602) 808-3854


            MEDICIS AGREES TO ACQUIRE COMPANY WITH EXCLUSIVE LICENSE
                        FOR DERMAL FILLER PRODUCT LINES

SCOTTSDALE, Arizona--February 10, 2003--Medicis (NYSE:MRX) today announced that it has entered into an agreement to acquire all outstanding shares in HA North American Sales AB from the Q-Med Group. HA North American Sales AB holds a license for the exclusive U.S. and Canadian rights to market, distribute and commercialize the dermal filler product lines known as RESTYLANE(R), PERLANE(TM) and RESTYLANE(R) Fine Lines. The RESTYLANE(R), PERLANE(TM) and RESTYLANE(R) Fine Lines products are currently being sold in over 60 countries by Q-Med, but are not yet approved for use in the United States.

Transaction Terms

Under terms of the agreements, a wholly owned subsidiary of Medicis will acquire all outstanding shares in HA North American Sales AB, a fully owned subsidiary of the Q-Med Group for approximately $160 million, due as follows: approximately $58.2 million upon closing of the transaction; approximately $53.3 million upon Food and Drug Administration ("FDA") approval of RESTYLANE(R); approximately $19.4 million upon certain cumulative commercial milestones; and approximately $29.1 million upon FDA approval of PERLANE(TM). Q-Med is responsible for obtaining the necessary regulatory approvals and will have the exclusive right to manufacture the products for Medicis. The three products currently have patent protection until 2015 and the exclusivity period of the license ends when the last patent covering the products expires. The transaction is subject to approval under the Hart-Scott-Rodino Act.

The Products

RESTYLANE(R), PERLANE(TM) and RESTYLANE(R) Fine Lines are injectable, transparent, non-animal stabilized hyaluronic acid ("NASHA") gels, which require no patient sensitivity tests in advance of product administration in countries where they are marketed currently. These "tissue tailored," transparent, injectable products have varying gel particle sizes which provide physicians in countries where the products are approved with flexibility in treating fine lines and wrinkles, shaping facial contours, correcting deep facial folds and enhancing the appearance and fullness of lips. In countries where the products are currently marketed, pre-packaged, glass syringes provide physicians with various options to treat nasolabial folds, glabellar lines, periorbital lines, perioral lines, vermillion borders, lips, chins, cheeks, smile lines, worry lines and oral commissures. In the United States, the FDA regulates these products as medical devices.

Q-Med currently promotes these market-leading, patented brands in over 60 countries, where, in total, over 1 million procedures have been performed. RESTYLANE(R) has been promoted in over 60 countries since 1996 for the treatment of nasolabial folds, glabellar lines, periorbital lines, vermillion borders, lips, smile lines and oral commissures. RESTYLANE(R) is currently approved for investigational use in the United States. A pre-market approval application for RESTYLANE(R) was filed in June 2002 with the FDA and is currently under review. While Medicis cannot speculate on any expected date of approval by the FDA, the Company believes it is possible that an approval could be received as early as during the Company's fiscal year 2004.


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PERLANE(TM) has been promoted in over 60 countries since 2000 for the treatment of nasolabial folds, glabellar lines, periorbital lines, lip, chin and cheek defects and oral commissures. RESTYLANE(R) Fine Lines has been promoted in over 60 countries since 2000 for the treatment of perioral lines, smile lines and worry lines. Following submission, PERLANE(TM) and RESTYLANE(R) Fine Lines approvals are possible as early as the Company's fiscal year 2005 and fiscal year 2006, respectively.

Characteristics of these products in the markets where they compete currently include a non-animal source of raw materials, and persistence in the skin of six to twelve months. Additionally, the lack of required sensitivity test injections on patients several weeks prior to product administration contributes to higher treatment completion rates. The products' biological degradability and high efficacy have contributed to rapid market share growth in more than 60 countries where they are currently marketed. The Company does not know if the applications will be approved or the conditions of use, and the Company cannot know whether the products will be approved in the United States under the same conditions of marketing outside the United States.

The Market

According to the American Society for Aesthetic Plastic Surgery, nearly 8.5 million cosmetic surgical and non-surgical procedures were performed in the United States during 2001. From 2000 to 2001, there was a 48% increase in the number of cosmetic procedures performed by physicians. Dermal injections ranked number three in the top five non-surgical procedures performed in 2001, with approximately 1.1 million procedures performed that year.

Demographic trends indicate an aging population, desiring a youthful appearance. With continuing social acceptance of cosmetic procedures and increasing awareness of new non-invasive, non-surgical procedures which can be performed in physicians' offices with little or no recovery time, the cosmetic dermatology market is growing rapidly. Additionally, dermal filler procedures are generally complementary to other popular injectable cosmetic procedures.

Organizational Impact on Medicis

Medicis expects to expend resources commensurate with the opportunity afforded by promoting these important products to dermatologists and plastic surgeons. Sales force deployment and associated infrastructure development is expected to include the addition of new employees and additional promotional expenses to serve this new dimension of the Company's business.

"We are pleased to announce this important transaction with Q-Med, a respected, worldwide market leader in development and commercialization in the esthetic and therapeutic tissue augmentation market," said Jonah Shacknai, chairman and chief executive officer of Medicis. "As the leader in dermatology, we are enthusiastic about the opportunity to deliver these unique, non-animal sourced dermal filler products to dermatologists and plastic surgeons. Around the world, these products have demonstrated excellent efficacy, unique differentiating features and excellent persistence of results. We look forward to enhancing our presence in dermatology, as well as entering into the specialty of plastic surgery, the next natural step in the Company's growth."

About Medicis

Medicis is the leading independent specialty pharmaceutical company in the United States focusing primarily on the treatment of dermatological, pediatric and podiatric conditions. Medicis has leading prescription products in a number of therapeutic categories, including acne, asthma, eczema, fungal infections, hyperpigmentation, photoaging, psoriasis, rosacea, seborrheic dermatitis and skin and skin-structure infections. The Company's products have earned wide acceptance by both physicians and patients due to their clinical effectiveness, high quality and cosmetic elegance.




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The Company's products include the prescription brands DYNACIN(R) (minocycline
HCl), LOPROX(R) (ciclopirox), LUSTRA(R) (hydroquinone), LUSTRA-AF(R) (hydroquinone) with sunscreen, ALUSTRA(R) (hydroquinone) with retinol, OMNICEF(R) (cefdinir), ORAPRED(R) (prednisolone sodium phosphate), PLEXION(R) Cleanser (sodium sulfacetamide/sulfur), PLEXION TS(R) (sodium sulfacetamide/sulfur), PLEXION SCT(R) (sodium sulfacetamide/sulfur), TRIAZ(R) (benzoyl peroxide), LIDEX(R) (fluocinonide), and SYNALAR(R) (fluocinolone acetonide); the over-the-counter brand ESOTERICA(R); and BUPHENYL(R) (sodium phenylbutyrate), a prescription product indicated in the treatment of Urea Cycle Disorder. For more information about Medicis, please visit the Company's website at www.medicis.com.

Medicis Guidance

Medicis previously released fiscal 2003 revenue guidance of approximately $245 million and earnings guidance of $2.27 per diluted share, excluding special charges. While the Company cannot predict which quarter such approval may be received, the Company could receive FDA approval of RESTYLANE(R) as early as during the Company's fiscal year 2004. No additional guidance can be given at this time due to the uncertainty of the timing of FDA submissions and approvals of the products subject to the Q-Med transaction. Based upon current worldwide acceptance of the products, the Company anticipates similar market share attainment in the United States.

The Company has not provided guidance for fiscal year 2004. The Company normally provides guidance for the upcoming fiscal year approximately one month prior to the start of the next fiscal year. The Company provided guidance for fiscal year 2003 in June 2002.

Medicis Conference Call

Medicis will host a conference call on Monday, February 10, 2003, after close of market to discuss this important transaction. A separate press release will be issued immediately following this announcement to provide all interested participants with adequate notification and instructions to access the call.

Medicis Safe Harbor Statement

Except for historical information, this press release includes "forward-looking statements" within the meaning of the Securities Litigation Reform Act. All statements included in this press release that address activities, events or developments that Medicis expects, believes or anticipates will or may occur in the future are forward-looking statements. This includes earnings estimates, future financial performance and other matters. These statements are based on certain assumptions made by Medicis based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. The Company cannot validate its assumptions of the full impact on its business of the approval of competitive generic versions of the Company's core brands, or any future competitive product approvals that may affect the Company's brands. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Medicis. Any such projections or statements include the current views of Medicis with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such results will be achieved and there are a number of important factors that could cause actual results to differ materially from those projected, including the anticipated size of the markets, the receipt of required regulatory approvals, the ability to realize anticipated synergies and benefits of the Q-Med and the Ascent transactions, the risks and uncertainties normally incident to the pharmaceutical industry, dependence on sales of key products, the uncertainty of future financial results and fluctuations in operating results, dependence on Medicis' strategy including the uncertainty of license payments and/or other payments due from third parties, the timing and success of new product development by Medicis or third parties, product introductions and other risks described from time to time in Medicis' SEC filings including its Annual Report on Form 10-K for the year ended June 30, 2002. In addition, Medicis recently sold $400 million of 2.5% Contingent Convertible Notes Due 2032. There can be no assurance as to when or if any of the Notes will be converted, and


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what impact the increase in the number of shares outstanding will have on our results of operations. Forward-looking statements represent the judgment of Medicis' management as of the date of this release, and Medicis disclaims any intent or obligation to update any forward-looking statements.

NOTE: Full prescribing information for any Medicis prescription product is available by contacting the Company. OMNICEF(R) is a registered trademark of Abbott Laboratories, Inc. under a license from Fujisawa Pharmaceutical Co., Ltd. All other marks (or brands) and names are the property of Medicis or its Affiliates.

About Q-MED AB

Q-Med is a rapidly growing and profitable Swedish biotechnology/medical device company that develops, produces and markets medical implants. All products are based on the Company's patented technology for the production of NASHA, Non-Animal Stabilized Hyaluronic Acid.
Q-Med's operations focus on the four areas of Esthetics, Orthopedics, Uro-Gynecology, and Cell Therapy and Encapsulation. The products RESTYLANE(R), RESTYLANE(R) Fine Lines and PERLANE(TM) are used for the filling out of lips and facial wrinkles and today account for the majority of sales. Development of MACROLANE for body contouring, for example breast augmentation, is ongoing. DUROLANE, Q-Med's product for the treatment of osteoarthritis of the knee joint, has been approved in Europe since May 2001. DEFLUX is a product which has been approved in Europe and the USA for the treatment of vesicoureteral reflux (malformation of the urinary bladder) in children. ZUIDEX for the treatment of stress urinary incontinence in women has been sold in Europe since July 2002. Q-Med today has 350 employees, with approximately 240 at the company's production facility and head office in Uppsala, 20 at Ixion and the remainder in wholly owned foreign sales companies. The Q-Med share was first listed on the O-list of the Stockholm Stock Exchange in December 1999. Q-Med Esthetics has a long record of success with many satisfied users. For more information about Q-Med, please visit the Company's web site at www.q-med.com.

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